EXHIBIT 4.3

PepsiCo, Inc.

2003 Long-Term Incentive Plan

(as amended and restated effective October 1, 2003)

1.	Purposes.

The purposes of this Plan are to provide long-term incentives to those persons with significant responsibility for the success and growth of PepsiCo, Inc. (“PepsiCo”) and its subsidiaries, divisions and affiliated businesses, to associate the interests of such persons with those of PepsiCo’s shareholders, to assist PepsiCo in recruiting, retaining and motivating a diverse group of employees and outside directors on a competitive basis, and to ensure a pay for performance linkage for such employees and outside directors. If approved by PepsiCo’s shareholders, this Plan would replace the PepsiCo, Inc. 1994 Long-Term Incentive Plan, the PepsiCo, Inc. 1995 Stock Option Incentive Plan, the PepsiCo SharePower Stock Option Plan, the Director Stock Plan and the PepsiCo Share Award Plan, and no further awards would be made under any of the foregoing plans.

2.	Definitions.

For purposes of the Plan:

(a)    “Award” means a grant of Options, Stock Appreciation Rights, Restricted Shares, Restricted Share Units, Performance Awards, or any or all of them.

(b)    “Board” means the Board of Directors of PepsiCo, Inc.

(c)    “Change in Control” is defined in Section 11(f).

(d)    “Code” means the Internal Revenue Code of 1986, as amended.

(e)    “Committee” means, with respect to any matter relating to Section 8 of the Plan, the Board, and with respect to all other matters under the Plan, the Compensation Committee of the Board of Directors of PepsiCo, Inc. The Compensation Committee shall be appointed by the Board and shall consist of two or more outside, disinterested members of the Board. The Compensation Committee, in the judgment of the Board, shall be qualified to administer the Plan as contemplated by (a) Rule 16b-3 of the Securities and Exchange Act of 1934 (or any successor rule), (b) Section 162(m) of the Code, as amended, and the regulations thereunder (or any successor Section and regulations), and (c) any rules and regulations of a stock exchange on which Common Stock is traded. Any member of the Compensation Committee who does not satisfy the qualifications set out in the preceding sentence may recuse himself or herself from any vote or other action taken by the Committee. The Board may, at any time and in its complete discretion, remove any member of the Compensation Committee and may fill any vacancy in the Compensation Committee.

(f)    “Common Stock” means the common stock, par value 1 2/3 cents per share, of PepsiCo, Inc.

(g)    “Company” means PepsiCo, its subsidiaries, divisions and affiliated businesses.

(h)    “Eligible Participants” means any of the following individuals who is designated by the Committee as eligible to receive Awards, subject to the conditions set forth in this Plan: any officer, employee, consultant or advisor of the Company. The term employee does not include any individual who is not, as of the grant date of an Award, classified by the Company as an employee on its corporate books and records even if that individual is later reclassified (by the Company, any court or any governmental or regulatory agency) as an employee as of the grant date. Non-Employee Directors are not Eligible Participants.

(i)    “Employee Directors” means the members of the Board who are also employees of the Company.

(j)    “Fair Market Value” on any date means the average of the high and low market prices at which a share of Common Stock shall have been sold on such date, or the immediately preceding trading day if such date was not a trading day, as reported on the New York Stock Exchange Composite Transactions Listing and, in the case of an ISO, means fair market value as determined by the Committee in accordance with Section 422 of the Code.

(k)    “ISO” means an Option satisfying the requirements of Section 422 of the Code and designated by the Committee as an ISO.

(l)    “Named Executive Officer” means PepsiCo’s Chief Executive Officer and PepsiCo’s next four highest paid executive officers, as reported in PepsiCo’s proxy statement pursuant to Regulation S-K, Item 402(a)(3) for a given year.

(m)    “Non-Employee Director” means a member of the Board who is not an employee of the Company.

(n)    “NQSO” or “Non-Qualified Stock Option” means an Option that does not satisfy the requirements of Section 422 of the Code and that is not designated as an ISO by the Committee.

(o)    “Options” means the right to purchase shares of Common Stock at a specified price for a specified period of time.

(p)    “Option Exercise Price” means the purchase price per share of Common Stock covered by an Option granted pursuant to this Plan.

(q)    “Participant” means an individual who has received an Award under this Plan.

(r)    “PepsiCo” means PepsiCo, Inc., a North Carolina corporation.

(s)    “Performance Awards” means an Award of Performance Shares or Performance Units based on the achievement of Performance Goals during a Performance Period.

(t)    “Performance Based Exception” means the performance-based exception set forth in Code Section 162(m)(4)(C) from the deductibility limitations of Code Section 162(m).

(u)    “Performance Goals” means the goals established by the Committee under Section 7(d).

(v)    “Performance Measures” means the criteria set out in Section 7(d) that may be used by the Committee as the basis for a Performance Goal.

(w)    “Performance Period” means the period established by the Committee during which the achievement of Performance Goals is assessed in order to determine whether and to what extent a Performance Award has been earned.

(x)    “Performance Shares” means shares of Common Stock awarded to a Participant based on the achievement of Performance Goals during a Performance Period.

(y)    “Performance Units” means an Award denominated in shares of Common Stock, cash or a combination thereof, as determined by the Committee, awarded to a Participant based on the achievement of Performance Goals during a Performance Period.

(z)    “Plan” means the PepsiCo, Inc. 2003 Long-Term Incentive Plan, as amended and restated from time to time.

(aa)    “Prior Plans” means the PepsiCo, Inc. 1994 Long-Term Incentive Plan, the PepsiCo, Inc. 1995 Stock Option Incentive Plan, the PepsiCo SharePower Stock Option Plan, the Director Stock Plan, the PepsiCo Share Award Plan, the PepsiCo 1987 Incentive Plan, the Quaker Long Term Incentive Plan of 1990, the Quaker Long Term Incentive Plan of 1999 and the Quaker Stock Compensation Plan for Outside Directors.

(bb)    “Restriction Period” means, with respect to Restricted Shares or Restricted Share Units, the period during which any restrictions set by the Committee remain in place. Restrictions remain in place until such time as they have lapsed under the terms and conditions of the Restricted Shares or as otherwise determined by the Committee.

(cc)    “Restricted Shares” means shares of Common Stock, which may not be traded or sold until the date that the restrictions on transferability imposed by the Committee with respect to such shares have lapsed.

(dd)    “Restricted Share Units” means the right, as described in Section 7(c), to receive an amount, payable in either cash or shares of Common Stock, equal to the value of a specified number of shares of Common Stock.

(ee)    “Retirement” with respect to a Non-Employee Director shall mean termination from the Board after such Non-Employee Director shall have attained at least age 55 or after such Non-Employee Director shall have satisfied the criteria for Retirement established by the Employee Directors from time to time.

(ff)    “Stock Appreciation Rights” or “SAR” means the right to receive the difference between the Fair Market Value of a share of Common Stock on the grant date and the Fair Market Value of a share of Common Stock on the date the Stock Appreciation Right is exercised.

(gg)    “Total Disability” shall have the meaning set forth in the long-term disability program of PepsiCo.

3.	Administration of the Plan.

(a)    Authority of Committee. The Plan shall be administered by the Committee, which shall have all the powers vested in it by the terms of the Plan, such powers to include the authority (within the limitations described herein):

•	to select the persons to be granted Awards under the Plan,

•	to determine the type, size and terms of Awards to be made to each person selected,

•	to determine the time when Awards are to be made and any conditions which must be satisfied before an Award is made,

•	to establish objectives and conditions for earning Awards,

•	to determine whether an Award shall be evidenced by an agreement and, if so, to determine the terms of such agreement (which shall not be inconsistent with the Plan) and who must sign such agreement,

•	to determine whether the conditions for earning an Award have been met and whether an Award will be paid at the end of the Performance Period,

•	to determine if and when an Award may be deferred,

•	to determine whether the amount or payment of an Award should be reduced or eliminated,

•	to determine the guidelines and/or procedures for the payment or exercise of Awards, and

•	to determine whether an Award should qualify, regardless of its amount, as deductible in its entirety for federal income tax purposes, including whether any Awards granted to Named Executive Officers comply with the Performance Based Exception under Code Section 162(m).

(b)    Interpretation of Plan. The Committee shall have full power and authority to administer and interpret the Plan and to adopt or establish such rules, regulations, agreements, guidelines, procedures and instruments, which are not contrary to the terms of the Plan and which, in its opinion, may be necessary or advisable for the administration and operation of the Plan. The Committee’s interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including PepsiCo, its shareholders and any person receiving an Award under the Plan.

(c)    Delegation of Authority. To the extent not prohibited by law, the Committee may delegate its authority hereunder and may grant authority to employees or designate employees of the Company to execute documents on behalf of the Committee or to otherwise assist the Committee in the administration and operation of the Plan.

4.	Eligibility.

(a)    General. Subject to the provisions of the Plan, the Committee may, from time to time, select from all Eligible Participants those to whom Awards shall be granted under Section 7 and shall determine the nature and amount of each Award. Only Non-Employee Directors shall be eligible to receive Awards under Section 8.

(b)    International Participants. Notwithstanding any provision of the Plan to the contrary, in order to foster and promote achievement of the purposes of the Plan or to comply with provisions of laws in other countries in which the Company operates or has employees, the Committee, in its sole discretion, shall have the power and authority to (i) determine which Eligible Participants (if any) employed by the Company outside the United States are eligible to participate in the Plan, (ii) modify the terms and conditions of any Awards made to such Eligible Participants, and (iii) establish subplans and modified Option exercise procedures and other Award terms and procedures to the extent such actions may be necessary or advisable.

5.	Shares of Common Stock Subject to the Plan.

(a)    Authorized Number of Shares. Unless otherwise authorized by PepsiCo’s shareholders and subject to the provisions of this Section 5 and Section 10, the maximum aggregate number of shares of Common Stock available for issuance under the Plan shall be (i) 70 million, plus (ii) the number of shares underlying awards under the Prior Plans, which are cancelled or expire after the effective date of this Plan. Any of the authorized shares may be used for any of the types of Awards described in the Plan, except:

(i)    at least 20 million of the authorized shares will be available for issuance in connection with broad-based grants under PepsiCo’s SharePower program,

(ii)    no more than 30 million of the authorized shares may be issued pursuant to Awards other than Options granted with an Option Exercise Price equal to Fair Market Value on the date of grant, and

(iii)    no more than 50 million shares may be issued in the form of ISOs.

(b)    Share Counting. The following shall apply in determining the number of shares remaining available for grant under this Plan:

(i)    In connection with the granting of an Option or other Award (other than a Performance Unit denominated in dollars), the number of shares of Common Stock available for issuance under this Plan shall be reduced by the number of shares in respect of which the Option or Award is granted or denominated; provided, however, that where a SAR is settled in shares of Common Stock, the number of shares of Common Stock available for issuance under this Plan shall be reduced only by the number of shares issued in such settlement.

(ii)    If any Option is exercised by tendering shares of Common Stock to PepsiCo as full or partial payment of the exercise price, the number of shares available for issuance under this Plan shall be increased by the number of shares so tendered.

(iii)    Whenever any outstanding Option or other Award (or portion thereof) expires, is cancelled, is settled in cash or is otherwise terminated for any reason without having been exercised or payment having been made in respect of the entire Option or Award, the shares allocable to the expired, cancelled, settled or otherwise terminated portion of the Option or Award may again be the subject of Options or Awards granted under this Plan.

(iv)    Awards granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who become employees as a result of a merger, consolidation, acquisition or other corporate transaction involving the Company as a result of an acquisition will not count against the reserve of available shares under this Plan.

(c)    Shares to be Delivered. Shares of Common Stock to be delivered by the Company under this Plan shall be determined by the Committee and may consist in whole or in part of authorized but unissued shares, treasury shares or shares acquired on the open market.

6.	Award Limitations.

The maximum number of Options or SARs that can be granted to any Eligible Participant during a single calendar year cannot exceed 2,000,000. The maximum per Eligible Participant, per calendar year amount of Awards other than Options and SARs shall not exceed $15,000,000 or 500,000 shares of Common Stock. The maximum Award that may be granted to any Eligible Participant for a Performance Period greater than one year shall not exceed the foregoing annual maximum multiplied by the number of full years in the Performance Period.

7.	Awards to Eligible Participants.

(a)    Options.

(i)    Grants. Subject to the terms and provisions of this Plan, Options may be granted to Eligible Participants. Options may consist of ISOs or NQSOs, as the Committee shall determine. Options may be granted alone or in tandem with SARs. With respect to Options granted in tandem with SARs, the exercise of either such Options or such SARs will result in the simultaneous cancellation of the same number of tandem SARs or Options, as the case may be.

(ii)    Option Exercise Price. The Option Exercise Price shall be equal to or greater than the Fair Market Value on the date the Option is granted, unless the Option was granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who became employees of the Company as a result of a merger, consolidation, acquisition or other corporate transaction involving the Company.

(iii)    Term. The term of Options shall be determined by the Committee in its sole discretion, but in no event shall the term exceed ten (10) years from the date of grant; provided, however, that Awards covering up to five (5) million shares of Common Stock may be issued with a term of up to fifteen (15) years.

(iv)    ISO Limits. ISOs may only be granted to employees of PepsiCo, its divisions and subsidiaries and may only be granted to an employee who, at the time the Option is granted, does not own stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of PepsiCo. The aggregate Fair Market Value of all shares with respect to which ISOs are exercisable by a Participant for the first time during any year shall not exceed $100,000. The aggregate Fair Market Value of such shares shall be determined at the time the Option is granted.

(v)    No Repricing. Except for adjustments made pursuant to Section 10, the Option Exercise Price for any outstanding Option granted under the Plan may not be decreased after the date of grant nor may any outstanding Option granted under the Plan be surrendered to the Company as consideration for the grant of a new Option with a lower Option Exercise Price without the approval of PepsiCo’s shareholders.

(vi)    Buy Out of Option Gains. At any time after any Option becomes exercisable, the Committee shall have the right to elect, in its sole discretion and without the consent of the holder thereof, to cancel such Option and to cause PepsiCo to pay to the Participant the excess of the Fair Market Value of the shares of Common Stock covered by such Option over the Option Exercise Price of such Option at the date the Committee provides written notice (the “Buy Out Notice”) of its intention to exercise such right. Buy outs pursuant to this provision shall be effected by PepsiCo as promptly as possible after the date of the Buy Out Notice. Payments of buy out amounts may be made in cash, in shares of Common Stock, or partly in cash and partly in Common Stock, as the Committee deems advisable. To the extent payment is made in shares of Common Stock, the number of shares shall be determined by dividing the amount of the payment to be made by the Fair Market Value of a share of Common Stock at the date of the Buy Out Notice.

(b)    Stock Appreciation Rights.

(i)    Grants. Subject to the terms and provisions of this Plan, SARs may be granted to Eligible Participants. SARs may be granted alone or in tandem with Options. With respect to SARs granted in tandem with Options, the exercise of either such Options or such SARs will result in the simultaneous cancellation of the same number of tandem SARs or Options, as the case may be.

(ii)    Purchase Price. The purchase price per share of Common Stock covered by a SAR granted pursuant to this Plan shall be equal to or greater than Fair Market Value on the date the SAR is granted, unless the SAR was granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who became employees of the Company as a result of a merger, consolidation, acquisition or other corporate transaction involving the Company.

(iii)    Term. The term of a SAR shall be determined by the Committee in its sole discretion, but in no event shall the term exceed ten (10) years from the date of grant; provided, however, that Awards covering up to five (5) million shares of Common Stock may be issued with a term of up to fifteen (15) years.

(iv)    Form of Payment. The Committee may authorize payment of a SAR in the form of cash, Common Stock valued at its Fair Market Value on the date of the exercise, a combination thereof, or by any other method as the Committee may determine.

(c)    Restricted Shares / Restricted Share Units.

(i)    Grants. Subject to the terms and provisions of the Plan, Restricted Shares or Restricted Share Units may be granted to Eligible Participants.

(ii)    Restrictions. The Committee shall impose such terms, conditions and/or restrictions on any Restricted Shares or Restricted Share Units granted pursuant to the Plan as it may deem advisable including, without limitation: a requirement that Participants pay a stipulated purchase price for each Restricted Share or each Restricted Share Unit; restrictions based upon the achievement of specific performance goals (Company-wide, divisional, and/or individual); time-based restrictions on vesting; and/or restrictions under applicable Federal or state securities laws. Unless otherwise determined by the Committee at the time of grant, any time-based restriction period shall be for a minimum of three years. To the extent the Restricted Shares or Restricted Share Units are intended to be deductible under Code Section 162(m), the applicable restrictions shall be based on the achievement of Performance Goals over a Performance Period, as described in Section 7(d) below.

(iii)    Payment of Units. Restricted Share Units that become payable in accordance with their terms and conditions shall be settled in cash, shares of Common Stock, or a combination of cash and shares, as determined by the Committee.

(iv)    No Disposition During Restriction Period. During the Restriction Period, Restricted Shares may not be sold, assigned, transferred or otherwise disposed of, or mortgaged, pledged or otherwise encumbered. In order to enforce the limitations imposed upon the Restricted Shares, the Committee may (a) cause a legend or legends to be placed on any certificates relating to such Restricted Shares, and/or (b) issue “stop transfer” instructions, as it deems necessary or appropriate.

(v)    Dividend and Voting Rights. Unless otherwise determined by the Committee, during the Restriction Period, Participants who hold Restricted Shares and Restricted Share Units shall have the right to receive dividends in cash or other property or other distribution or rights in respect of such shares, and Participants who hold Restricted Shares shall have the right to vote such shares as the record owner thereof. Unless otherwise determined by the Committee, any dividends payable to a Participant during the Restriction Period shall be distributed to the Participant only if and when the restrictions imposed on the applicable Restricted Shares or Restricted Share Units lapse.

(vi)    Share Certificates. Each certificate issued for Restricted Shares shall be registered in the name of the Participant and deposited with the Company or its designee. At the end of the Restriction Period, a certificate representing the number of shares to which the Participant is then entitled shall be delivered to the Participant free and clear of the restrictions. No certificate shall be issued with respect to a Restricted Share Unit unless and until such unit is paid in shares of Common Stock.

(d)    Performance Awards.

(i)    Grants. Subject to the provisions of the Plan, Performance Awards consisting of Performance Shares or Performance Units may be granted to Eligible Participants. Performance Awards may be granted either alone or in addition to other Awards made under the Plan.

(ii)    Performance Goals. Unless otherwise determined by the Committee, Performance Awards shall be conditioned on the achievement of Performance Goals (which shall be based on one or more Performance Measures, as determined by the Committee) over a Performance Period. The Performance Period shall be one year, unless otherwise determined by the Committee.

(iii)    Performance Measures. The Performance Measure(s) to be used for purposes of Performance Awards may be described in terms of objectives that are related to the individual Participant or objectives that are Company-wide or related to a subsidiary, division, department, region, function or business unit of the Company in which the Participant is employed, and may consist of one or more or any combination of the following criteria: stock price, market share, sales revenue, cash flow, sales volume, earnings per share, return on equity, return on assets, return on sales, return on invested capital, economic value added, net earnings, total shareholder return, gross margin, and/or costs. The Performance Goals based on these Performance Measures may be made relative to the performance of other corporations.

(iv)    Negative Discretion. Notwithstanding the achievement of any Performance Goal established under this Plan, the Committee has the discretion, by Participant, to reduce some or all of a Performance Award that would otherwise be paid.

(v)    Extraordinary Events. At, or at any time after, the time an Award is granted, and to the extent permitted under Code Section 162(m) and the regulations thereunder without adversely affecting the treatment of the Award under the Performance Based Exception, the Committee may provide for the manner in which performance will be measured against the Performance Goals (or may adjust the Performance Goals) to reflect the impact of specific corporate transactions, accounting or tax law changes and other extraordinary and nonrecurring events.

(vi)    Interpretation. With respect to any Award that is intended to satisfy the conditions for the Performance Based Exception under Code Section 162(m): (A) the Committee shall interpret the Plan and this Section 7 in light of Code Section 162(m) and the regulations thereunder; (B) the Committee shall have no discretion to amend the Award in any way that would adversely affect the treatment of the Award under Code Section 162(m) and the regulations thereunder; and (C) such Award shall not be paid until the Committee shall first have certified that the Performance Goals have been achieved.

8.	Awards to Non-Employee Directors.

(a)    Awards. Non-Employee Directors are eligible to receive any and all types of Awards under this Plan other than ISOs.

(b)    Initial Grants. Each newly appointed Non-Employee Director shall, as soon as practicable after initially becoming a member of the Board, be granted: (i) 1,000 shares of Common Stock; (ii) an Annual Grant (as defined below), which for a Non-Employee Director elected after October 1 shall be pro-rated to reflect his or her date of election; and (iii) a Retainer Award, which for a Non-Employee Director elected after October 1 shall be pro-rated to reflect his or her date of election.

(c)    Annual Grants. Each Non-Employee Director shall receive the following on October 1 (or on such other date as is determined by the Committee) of each year:

(i)    An Award (the “Annual Grant”) of Restricted Share Units, the number of which shall be determined by dividing $75,000 by the Fair Market Value on the grant date. In substitution of the foregoing, the Non-Employee Director may elect to receive all or a portion (in 10% increments) of the Annual Grant of Restricted Stock Units in the form of stock options. In the event the Non-Employee Director elects to receive stock options, the number of stock options shall be determined by multiplying the number of Restricted Share Units by four.

(ii)    A retainer fee of $110,000 for each Non-Employee Director who is the chairman of a committee of the Board or $100,000 for each other Non-Employee Director (the “Retainer Award”). Each Non-Employee Director may elect to receive the Retainer Award in the form of (A) cash or (B) deferred stock units.

(d)    Death, Total Disability and Retirement. In the event of the death, Total Disability or Retirement of a Non-Employee Director prior to the granting of an Annual Grant and Retainer Award in respect of the fiscal year in which such event occurred, an Annual Grant and Retainer Award may, in the discretion of the Committee, be granted in respect of such fiscal year to the retired or disabled Non-Employee Director or his or her estate. If any Non-Employee Director ceases to be a member of the Board for any reason other than death, Total Disability or Retirement, his or her rights to any Award in respect of the fiscal year during which such cessation occurred will terminate unless the Committee determines otherwise.

(e)    Terms of Awards Granted to Non-Employee Directors.

(i)    Each Option granted to a Non-Employee Director shall have an Option Exercise Price equal to the Fair Market Value on the grant date.

(ii)    Each Option granted to a Non-Employee Director prior to October 1, 2003 shall be fully vested and exercisable on the grant date. Subject to subparagraph (iii) below, each Option and Restricted Share Unit granted to a Non-Employee Director on or after October 1, 2003 shall vest (and, in the case of Options, become exercisable) on the third anniversary of the grant date. Each Option granted to a Non-Employee Director shall have a term of ten years.

(iii)    In the event a Non-Employee Director terminates membership on the Board prior to the vesting date of an Award, then (A) if such termination is the result of such Non-Employee Director’s death, Total Disability or Retirement, such Award shall immediately vest and, in the case of Options, be exercisable, and (B) if such termination is the result of an event other than death, Total Disability or Retirement, such Award shall immediately terminate and expire.

(iv)    No Options granted to a Non-Employee Director may be exercised after he or she ceases to be a member of the Board, except that: (A) if such cessation occurs by reason of death, the Options then held by the Non-Employee Director may be exercised by his or her designated beneficiary (or, if none, his or her legal representative) until the expiration of such Options in accordance with the terms hereof; (B) if such cessation occurs by reason of the Non-Employee Director incurring a Total Disability, the Options then held by the Non-Employee Director may be exercised by him or her until the expiration of such Options in accordance with the terms hereof; and (C) if such cessation occurs by reason of the Non-Employee Director’s Retirement, the Options then held by the Non-Employee Director may be exercised by him or her until the expiration of such Options in accordance with the terms hereof.

(f)    Exercise of Options Granted to Non-Employee Directors.

(i)    To exercise an Option, a Non-Employee Director must provide to PepsiCo (A) a written notice specifying the number of Options to be exercised and (B) to the extent applicable, any required payments due upon exercise.

(ii)    Non-Employee Directors may exercise Options under either of the following methods:

(A)    Cashless Exercise. Non-Employee Directors may exercise Options through a registered broker-dealer pursuant to cashless exercise procedures that are, from time to time, approved by the Committee. Proceeds from any such exercise shall be used to pay the exercise costs, which include the Option Exercise Price, applicable taxes, brokerage commissions and SEC fees. Any remaining proceeds from the sale shall be delivered to the Non-Employee Director in cash or stock, as specified by the Non-Employee Director.

(B)    Standard Exercise. Non-Employee Directors may exercise Options by paying to PepsiCo an amount in cash from his or her own funds equal to the Option Exercise Price and any taxes required at exercise. A certificate representing the shares of Common Stock that the Non-Employee Director purchased shall be delivered to him or her only after the Option Exercise Price and the applicable taxes have been paid.

9.	Deferred Payments.

Subject to the terms of this Plan, the Committee may determine that all or a portion of any Award to a Participant, whether it is to be paid in cash, shares of Common Stock or a combination thereof, shall be deferred or may, in its sole discretion, approve deferral elections made by Participants. Deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion.

10.	Dilution and Other Adjustments.

In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, combination or exchange of shares or other change in corporate structure affecting any class of Common Stock, the Committee may, but shall not be required to, make such adjustments in the class and aggregate number of shares which may be delivered under this Plan as described in Section 5, the individual award maximums under Section 6, the class, number, and Option Exercise Price of outstanding Options and the class and number of shares subject to any other Awards granted under this Plan (provided the number of shares of any class subject to any Award shall always be a whole number), as may be determined to be appropriate by the Committee, and any such adjustment may, in the sole discretion of the Committee, take the form of Options covering more than one class of Common Stock. Such adjustment shall be conclusive and binding for all purposes of the Plan.

11.	Change in Control.

Upon a Change in Control, the following shall occur:

(a)    Options. Effective on the date of such Change in Control, all outstanding and unvested Options granted under the Plan shall immediately vest and become exercisable, and all Options then outstanding under the Plan shall remain outstanding in accordance with their terms. Notwithstanding anything to the contrary in this Plan, in the event that any Option granted under the Plan becomes unexercisable during its term on or after a Change in Control because: (i) the individual who holds such Option is involuntarily terminated (other than for cause) within two (2) years after the Change in Control; (ii) such Option is terminated or adversely modified; or (iii) Common Stock is no longer issued and outstanding, or no longer traded on a national securities exchange, then the holder of such Option shall immediately be entitled to receive a lump sum cash payment equal to (A) the gain on such Option or (B) only if greater than the gain and only with respect to NQSOs the Black-Scholes value of such Option (as determined by a nationally recognized independent investment banker chosen by PepsiCo), in either case calculated on the date such Option becomes unexercisable. For purposes of the preceding sentence, the gain on an Option shall be calculated as the difference between the closing price per share of Common Stock as of the date such Option becomes unexercisable less the Option Exercise Price.

(b)    Stock Appreciation Rights. Effective on the date of such Change in Control, all outstanding and unvested SARs granted under the Plan shall immediately vest and become exercisable, and all SARs then outstanding under the Plan shall remain outstanding in accordance with their terms. In the event that any SAR granted under the Plan becomes unexercisable during its term on or after a Change in Control because: (i) the individual who holds such SAR is involuntarily terminated (other than for cause) within two (2) years after the Change in Control; (ii) such SAR is terminated or adversely modified; or (iii) Common

Stock is no longer issued and outstanding, or no longer traded on a national securities exchange, then the holder of such SAR shall immediately be entitled to receive a lump sum cash payment equal to the gain on such SAR. For purposes of the preceding sentence, the gain on a SAR shall be calculated as the difference between the closing price per share of Common Stock as of the date such SAR becomes unexercisable and the purchase price per share of Common Stock covered by the SAR.

(c)    Restricted Shares/Restricted Share Units. Upon a Change of Control all Restricted Shares and Restricted Share Units shall immediately vest and be distributed to Participants, effective as of the date of the Change of Control.

(d)    Performance Awards. Each Performance Award granted under the Plan that is outstanding on the date of the Change in Control shall immediately vest and the holder of such Performance Award shall be entitled to a lump sum cash payment equal to the amount of such Performance Award payable at the end of the Performance Period as if 100% of the Performance Goals have been achieved.

(e)    Timing of Payment. Any amount required to be paid pursuant to this Section 11 shall be paid as soon as practical after the date such amount becomes payable.

(f)    Definition. “Change in Control” means the occurrence of any of the following events: (i) acquisition of 20% or more of the outstanding voting securities of PepsiCo, Inc. by another entity or group; excluding, however, the following (A) any acquisition by PepsiCo, Inc., or (B) any acquisition by an employee benefit plan or related trust sponsored or maintained by PepsiCo, Inc.; (ii) during any consecutive two-year period, persons who constitute the Board of Directors of PepsiCo, Inc. (the “Board”) at the beginning of the period cease to constitute at least 50% of the Board (unless the election of each new Board member was approved by a majority of directors who began the two-year period); (iii) PepsiCo, Inc. shareholders approve a merger or consolidation of PepsiCo, Inc. with another company, and PepsiCo, Inc. is not the surviving company; or, if after such transaction, the other entity owns, directly or indirectly, 50% or more of the outstanding voting securities of PepsiCo, Inc.; (iv) PepsiCo, Inc. shareholders approve a plan of complete liquidation of PepsiCo, Inc. or the sale or disposition of all or substantially all of PepsiCo, Inc.’s assets; or (v) any other event, circumstance, offer or proposal occurs or is made, which is intended to effect a change in the control of PepsiCo, Inc., and which results in the occurrence of one or more of the events set forth in clauses (i) through (iv) of this paragraph.

12.	Miscellaneous Provisions.

(a)    Misconduct. Except as otherwise provided in agreements covering Awards hereunder, a Participant shall forfeit all rights in his or her outstanding Awards under the Plan, and all such outstanding Awards shall automatically terminate and lapse, if the Committee determines that such Participant has (i) used for profit or disclosed to unauthorized persons, confidential information or trade secrets of the Company, (ii) breached any contract with or violated any fiduciary obligation to the Company, including without limitation, a violation of any Company code of conduct, (iii) engaged in unlawful trading in the securities of PepsiCo or of another company based on information gained as a result of that Participant’s employment or other relationship with the Company, or (iv) committed a felony or other serious crime.

(b)    Rights as Shareholder. Except as otherwise provided herein, a Participant shall have no rights as a holder of Common Stock with respect to Awards hereunder, unless and until certificates for shares of Common Stock are issued to the Participant.

(c)    No Loans. No loans from the Company to Participants shall be permitted under this Plan.

(d)    Assignment or Transfer. Unless the Committee shall specifically determine otherwise, no Award under the Plan or any rights or interests therein shall be transferable other than by will or the laws of descent and distribution and shall be exercisable, during the Participant’s lifetime, only by the Participant. Once awarded, the shares of Common Stock received by Participants may be freely transferred, assigned, pledged or otherwise subjected to lien, subject to the restrictions imposed by the Securities Act of 1933, Section 16 of the Securities Exchange Act of 1934 and PepsiCo’s Insider Trading Policy, each as amended from time to time.

(e)    Withholding Taxes. PepsiCo shall have the right to deduct from all Awards paid in cash (and any other payment hereunder) any federal, state, local or foreign taxes required by law to be withheld with respect to such Awards and, with respect to Awards paid in stock or upon exercise of Options, to require the payment (through withholding from the Participant’s salary or otherwise) of any such taxes. The obligations of PepsiCo to make delivery of Awards in cash or Common Stock shall be subject to currency or other restrictions imposed by any government.

(f)    No Rights to Awards. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of PepsiCo or any of its subsidiaries, divisions or affiliates. Except as set forth herein, no employee or other person shall have any claim or right to be granted an Award under the Plan. By accepting an Award, the Participant acknowledges and agrees (i) that the Award will be exclusively governed by the terms of the Plan, including the right reserved by the Company to amend or cancel the Plan at any time without the Company incurring liability to the Participant (except for Awards already granted under the Plan), (ii) that Awards are not a constituent part of salary and that the Participant is not entitled, under the terms and conditions of employment, or by accepting or being granted Awards under this Plan to require Awards to be granted to him or her in the future under this Plan or any other plan, (iii) that the value of Awards received under the Plan will be excluded from the calculation of termination indemnities or other severance payments, and (iv) that the Participant will seek all necessary approval under, make all required notifications under and comply with all laws, rules and regulations applicable to the ownership of Options and stock and the exercise of Options, including, without limitation, currency and exchange laws, rules and regulations.

(g)    Beneficiary Designation. To the extent allowed by the Committee, each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named on a contingent or successive basis) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Unless the Committee determines otherwise, each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

(h)    Costs and Expenses. The cost and expenses of administering the Plan shall be borne by PepsiCo and not charged to any Award or to any Participant.

(i)    Fractional Shares. Fractional shares of Common Stock shall not be issued or transferred under an Award, but the Committee may pay cash in lieu of a fraction or round the fraction, in its discretion.

(j)    Funding of Plan. PepsiCo shall not be required to establish or fund any special or separate account or to make any other segregation of assets to assure the payment of any Award under the Plan.

(k)    Indemnification. Provisions for the indemnification of officers and directors of the Company in connection with the administration of the Plan shall be as set forth in PepsiCo’s Certificate of Incorporation and Bylaws as in effect from time to time.

(l)    Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

13.	Effective Date, Governing Law, Amendments and Termination.

(a)    Effective Date. The Plan was approved by the Board on January 30, 2003 and shall become effective on the date it is approved by PepsiCo’s shareholders.

(b)    Amendments. The Board may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any Awards granted prior to the date of such termination or amendment. Notwithstanding the foregoing, unless PepsiCo’s shareholders shall have first approved the amendment, no amendment of the Plan shall be effective which would (i) increase the maximum number of shares of Common Stock which may be delivered under the Plan or to any one individual (except to the extent such amendment is made pursuant to Section 10 hereof), (ii) extend the maximum period during which Awards may be granted under the Plan, (iii) add to the types of awards that can be made under the Plan, (iv) change the Performance Measures pursuant to which Performance Awards are earned, (v) modify the requirements as to eligibility for participation in the Plan, or (vi) require shareholder approval pursuant to this Plan or applicable law to be effective. With the consent of the Participant affected, the Committee may amend outstanding agreements evidencing Awards under the Plan in a manner not inconsistent with the terms of the Plan.

(c)    Governing Law. All questions pertaining to the construction, interpretation, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of North Carolina without giving effect to conflict of laws principles.

(d)    Termination. No Awards shall be made under the Plan after the tenth anniversary of the date on which PepsiCo’s shareholders approve the Plan.